Exhibit 99.1

Duluth Holdings Announces Appointment of Scott K. Williams to its Board of Directors

Belleville, WI – July 2, 2018 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading”) (“Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced the appointment of Scott K. Williams as an independent director of the Company, effective as of June 29, 2018.  Mr. Williams has over twenty-five years of retail experience and most recently served as President of Cabela’s, Inc.

“We are very pleased to have Scott join our board and look forward to benefitting from his many years of leadership in the retail sector,” said Steve Schlecht, Executive Chairman of the Board and Founder of Duluth Holdings.  “Drawing on his considerable experience across both online and in-store retailing, Scott will contribute valuable insight on omnichannel strategies, brand marketing and operational excellence that he has gained while working at leading retailers like Cabela’s, Wal-Mart and  OfficeMax.  Our board and management team feel very fortunate to have such exceptional talent join us as we continue to execute our strategy for growth and value creation.”

Scott Williams commented, “I have been a long-time admirer of Duluth Trading’s innovative products and marketing, and I am honored to join its board. Their dynamic senior management team and outstanding culture of collaboration and respect convinced me that I wanted to be part of this vibrant and growing company, which has both the vision and ability to put its unique stamp on the face of retailing.”

Professional Background of Scott K. Williams:

Mr. Williams, age 54, served as President of Cabela’s, Inc. from February 2016 until the time it was acquired by Bass Pro Shops in October 2017.  Prior to that he held the positions of Chief Commercial Officer from August 2015 to February 2016 and Chief Marketing and E-Commerce Officer at Cabela’s from October 2011 to August 2015. Previously, he was President of Fanatics, Inc., a pure-play growth company in licensed apparel. He had also served as Corporate Vice President for Wal-Mart Stores, Inc. with responsibility as General Manager of the Samsclub.com business unit, as well as overseeing digital marketing and call center operations.  Prior to working at Wal-Mart, he was Senior Vice President of the Marketing and Direct Business segment of OfficeMax, Inc.  He has also served as a non-executive director for Mood Media Corporation, an in-store media solutions provider that was formerly traded on the Toronto Stock Exchange, from March 2016 to April 2017. Mr. Williams earned a Masters of Management degree from the Kellogg Graduate School of Management of Northwestern University, and a B.S. in Business Administration at The University of Kansas.

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American.  Based in Belleville, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com.

Investor and Media Contacts:

Donni Case (310) 622-8224

Johan Yokay (310) 622-8241

Duluth@finprofiles.com